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                                                                      EXHIBIT 1


                                  ORAVAX, INC.

                            Stock Purchase Agreement

    This Stock Purchase Agreement (this "Agreement") is made as of October 30, 1998 by and among Orange Acquisition Co. ("the Acquirer") and stockholder of OraVax, Inc. ("OraVax") whose name is set forth on the signature page of this Agreement (the "Stockholder").

                                   Background

    A. The Stockholder owns shares of 6% Convertible Preferred Stock of OraVax ("Preferred Stock") which are convertible into shares of Common Stock of OraVax ("Common Stock").

    B. On or prior to November 10, 1998, the Acquirer intends to enter into an agreement with OraVax providing for the acquisition of OraVax.

    C. In connection with its proposed acquisition of OraVax, the Acquirer desires to purchase the shares of Preferred Stock held by the Stockholder on the terms set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

    1. Purchase and Sale of the Shares

         1.1 Purchase of the Shares from the Stockholder. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section
6), the Stockholder shall sell, transfer and deliver to the Acquirer, and the Acquirer shall purchase, acquire and accept from the Stockholder, all the shares of Preferred Stock held by the Stockholder (the "Shares").

         1.2 Purchase Price for the Shares. The purchase price to be paid by the Acquirer to the Stockholder for the Shares (the "Purchase Price") shall be payable in the manner described in Section 2 of this Agreement and shall be calculated as follows:

              (a) If the Closing occurs on or before November 3, 1998, then the Purchase Price shall be equal to $1,070.00 per share plus accrued dividends thereon.

              (b) If the Closing occurs after November 3, 1998 and on or before November 10, 1998, then the Purchase Price shall be equal to $1,090.00 per share plus accrued dividends thereon.

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    2. Payment of Purchase Price.  At the Closing, the Acquirer shall pay the
Purchase Price to the Stockholder in cash, by cashier's or certified check, or by wire transfer of immediately available funds to an account designated by the Stockholder.

    3. Lock-up. Upon execution of this Agreement, the Stockholder agrees not to transfer, sell or otherwise assign any of the Shares to a third party prior to 8:00 p.m. (Boston time) on November 10, 1998. Further, during the period commencing at 9:00 a.m. (Boston time) on November 3, 1998 and ending at 8:00 p.m. (Boston time) on November 10, 1998, the Stockholder agrees (i) not to convert any shares of Preferred Stock into Common Stock, and (ii) not to engage in any transaction with respect to securities of OraVax other than sales (but not short sales) of Common Stock issued to the Stockholder upon conversion of shares of Preferred Stock prior to November 3, 1998. Notwithstanding the foregoing, if at any time the Acquirer becomes unable or unwilling to purchase the Shares as contemplated by this Agreement, the Acquirer shall so notify the Stockholder as soon as practicable by telephone and facsimile, and the restrictions set forth in this Section 3 shall be of no further force or effect.

    4. Representations and Warranties

         4.1 Representations and Warranties of the Acquirer. The Acquirer hereby represents and warrants to the Stockholder as follows:

              (a) The Acquirer is duly organized and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Acquirer is duly qualified as a foreign corporation to do business in every jurisdiction other than those in which the failure to so qualify would not have a material adverse effect on the business, operations or financial condition of the Acquirer.

              (b) The Acquirer has the requisite corporate power and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding obligation of the Acquirer enforceable against the Acquirer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of law.

              (c) The execution, delivery and performance of this Agreement by the Acquirer do not and will not (i) result in a violation of the Acquirer's certificate of incorporation, as amended, or by-laws, as amended, or (ii) conflict with, or constitute a default under, any agreement, indenture or instrument to which the Acquirer is a party (except for such conflicts or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of the Acquirer).

         4.2 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Acquirer as follows:


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              (a) The Stockholder has the requisite power and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of law.

              (b) The Stockholder is the sole legal and beneficial owner of the Shares and has the power to convey to the Acquirer good and marketable title to the Shares free and clear of all liens and encumbrances. The execution, delivery and performance of this Agreement by the Stockholder do not and will not conflict with, or constitute a default under, any agreement, indenture or instrument to which the Stockholder is a party.

    5. Conditions to Closing

         5.1 Conditions to the Obligations of the Acquirer. The obligations of the Acquirer under this Agreement are subject to the fulfillment, as of the Closing, of the following conditions precedent, each of which may be waived at the sole discretion of the Acquirer:

              (a) The Acquirer and OraVax shall have entered into an agreement providing for the acquisition of OraVax by the Acquirer (the "Acquisition Agreement").

              (b) The representations and warranties of the Stockholder set forth in Subsection 4.2 shall be true and correct in all material respects.

              (c) No statute, rule, regulation, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or seeks to prohibit the consummation of any of the transactions contemplated by this Agreement, and no claim or lawsuit shall have been made or filed which relates to the issuance by OraVax or the purchase by the Acquirer of shares of the Preferred Stock.

         5.2 Conditions to the Obligations of the Stockholder. The obligations of the Stockholder under this Agreement are subject to the fulfillment, as of the Closing, of the following conditions precedent, each of which may be waived at the sole discretion of the Stockholder:

              (a) The Acquirer and OraVax shall have entered into the Acquisition Agreement.

              (b) The representations and warranties of the Acquirer set forth in Subsection 4.1 shall be true and correct in all material respects.


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              (c) No statute, rule, regulation, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or seeks to prohibit the consummation of any of the transactions contemplated by this Agreement, and no claim or lawsuit shall have been made or filed which relates to the issuance by OraVax or the purchase by the Acquirer of shares of the Preferred Stock.

    6. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts as soon as practicable following execution by the Acquirer and OraVax of the Acquisition Agreement, or at such other place and/or time as the Acquirer and the Stockholder may agree upon.

    7. Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) upon personal delivery, (ii) one day after deposit with an overnight delivery service, postage prepaid, or (iii) two days after deposit with the United States Post Office, postage prepaid. All notices shall be addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

    8. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

    9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Acquirer and the Stockholder.

    10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          ORANGE ACQUISITION CO.

                                          By:
                                             --------------------------------
                                          Name:
                                          Title:
                                          Address:
                                                   --------------------------


                                          THE STOCKHOLDER

                                          By:
                                             --------------------------------
                                          Name:
                                          Title:
                                          Address:
                                                   --------------------------


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